UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BNC Bancorp

(Name of Registrant as Specified In Its Charter)

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BNC BANCORP

831 Julian Avenue

Thomasville, NC 27360

(336) 869-9200

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 19, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of BNC Bancorp (the “Company”) will be held as follows:

Place:	High Point Country Club 808 Country Club Drive High Point, North Carolina

Date:	May 19, 2009

Time:	5:30 p.m., Eastern Time

The purposes of the Annual Meeting are:

1.	To elect five persons who will serve as members of the Board of Directors until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified.

2.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. (“CBH”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

3.	To participate in an advisory (non-binding), vote to approve the compensation of the Company’s executive officers, as disclosed in the Proxy Statement; and

4.	To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment. The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors has established March 20, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

W. Swope Montgomery, Jr.

President and Chief Executive Officer

Thomasville, North Carolina

                        , 2009

BNC BANCORP

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held On May 19, 2009

This Proxy Statement is being mailed to our shareholders on or about April 6, 2009, for solicitation of proxies by the Board of Directors of BNC Bancorp. Our principal executive offices are located at 831 Julian Avenue, Thomasville, North Carolina 27360. Our telephone number is (336) 869-9200.

In this Proxy Statement, the terms “we,” “us,” “our,” “BNC” and the “Company” refer to BNC Bancorp. The term “Bank” means Bank of North Carolina, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held May 19, 2009. The Notice, Proxy Statement and Annual Report to Shareholders for year ended December 31, 2008 are also available at: http://www.cfpproxy.com/4861. You may access the above off-site website by going to www.bankofnc.com and clicking on the link.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important. For this reason, our Board is requesting that you allow your common stock to be represented at the 2009 annual meeting of shareholders by the proxies named on the enclosed proxy card.

When is the annual meeting?	May 19, 2009 at 5:30 p.m., Eastern Time.

Where will the annual meeting be held?	At the High Point Country Club, 808 Country Club Drive, High Point, North Carolina.

What items will be voted on at the annual meeting?	1. ELECTION OF DIRECTORS. To elect five directors to serve until the 2012 annual meeting of shareholders.

2. RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of CBH as the Company’s independent registered public accounting firm for fiscal year 2009; and

3. PARTICIPATION IN ADVISORY VOTE. To participate in an advisory (non-binding) vote to approve the compensation of the Company’s executive officers, as disclosed in the Proxy Statement.

4. OTHER BUSINESS. To consider any other business as may properly come before the annual meeting or any adjournment.

Who can vote?	Only holders of record of our common stock at the close of business on March 20, 2009, (the “Record Date”) will be entitled to notice of and to vote at the annual meeting and any adjournment of the annual meeting. On the Record Date, there were 7,354,567 shares of our common stock outstanding and entitled to vote and 1370 shareholders of record.

How do I vote by proxy?	You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you return your signed proxy card before the annual meeting, the proxies will vote your shares as you direct. The Board of Directors has appointed proxies to represent shareholders who cannot attend the annual meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. If a nominee for election as a director becomes unavailable for election at any time at or before the annual meeting, the proxies will vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees for directors and “FOR” all other proposals presented in this Proxy Statement in accordance with Board of Directors recommendations.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker holding your shares and return the form as directed by your broker.

We are not aware of any other matters to be brought before the annual meeting. If matters other than those discussed above are properly brought before the annual meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?	You can change or revoke your proxy at any time before it is voted at the annual meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card; or (3) by attending the annual meeting and voting in person. You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices shown above.

How many votes can I cast?	You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the annual meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?	If a quorum is present at the annual meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy. If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The advisory vote on the compensation of the Company’s executive officers will be approved by the affirmative vote of the holders of a majority of the shares present, or represented by proxy, at the Annual Meeting.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2009 will be approved if the votes cast in favor exceed the votes cast in opposition.

Any other matters properly coming before the annual meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on that matter.

Abstentions and broker non-votes are not treated as votes cast on any proposal, therefore, neither will have an effect on the vote for the election of any director or the ratification of our independent registered public accounting firm.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the annual meeting for a quorum or to approve or ratify any proposal, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the annual meeting?	A majority of the outstanding shares of our common stock entitled to vote at the annual meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the annual meeting). Your shares will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the annual meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?	We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the annual meeting. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2010 annual meeting due?	To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2010 annual meeting, proposals must be received by the Secretary of the Company at our principal executive offices at 831 Julian Avenue, Thomasville, North Carolina 27360 no later than , 2010. To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2010 annual meeting, but intended to be presented at that annual meeting, must be received by us at our principal executive offices listed above no later than , 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company. Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Lenin J. Peters, M.D. 507 Lindsay Street High Point, NC 27262	606,584	8.25%

(1)

Voting and investment power are not shared unless otherwise indicated. Also, unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

(2)

Based upon a total of 7,354,567 shares of common stock outstanding at the BNC Record Date, plus the number of shares that each individual has the right to purchase under BNC’s Stock Option Plan for Non-Employees/Directors.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board at the annual meeting, or is a named executive officer of the Company. Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
Larry L. Callahan 2551 Renn Road Kernersville, NC 27284	16,952	(3)	0.23%
Richard D. Callicutt II 4244 Rockbridge Road High Point, NC 27262	78,054	(4)	1.06%
Joseph M. Coltrane, Jr. 6001 Knightbridges Court Kernersville, NC 27284	40,251	(5)	0.55%
W. Groome Fulton, Jr. 1403 Heathcliff Road High Point, NC 27262	275,696	(6)	3.75%
W. Swope Montgomery, Jr. 4831 Worchester Place Jamestown, NC 27282	144,040	(7)	1.95%
Lenin J. Peters, M.D. 507 Lindsay Street High Point, NC 27262	606,584		8.25%
Thomas R. Smith, CPA 309 Balsam Drive Lexington, NC 27292	85,883	(8)	1.17%
David B. Spencer 7420 Foxchase Drive Trinity, NC 27370	191,557	(9)	2.60%
Colon E. Starrett 717 Scottwood Drive Thomasville, NC 27360	27,646	(10)	0.38%
Robert A. Team, Jr. 102 Acacia Circle Lexington, NC 27292	25,882		0.35%
D. Vann Williford 4455 Fair Oaks Lane High Point, NC 27265	71,222	(11)	0.97%
Richard F. Wood 701 Florham Drive High Point, NC 27262	27,398	(12)	0.37%
Thomas R. Sloan 1806 Golden Gate Drive Greensboro, NC 27405	142,284	(13)	1.93%

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
Charles T. Hagan III 305 Meadowbrook Terrace Greensboro, NC 27408	41,614	(14)	0.57%
Randall R. Kaplan 302 Kemp Road West Greensboro, NC 27410	81,677	(15)	1.11%
All directors and executive officers as a group (16 persons)	1,856,740	(16)	24.79%

(1)

Voting and investment power is not shared unless otherwise indicated. Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals.

(2)

Based upon a total of 7,354,567 shares of the common stock outstanding at the Record Date, plus the number of shares that such individual has the right to purchase under BNC’s Stock Option Plan for Non-Employees/Directors and BNC’s Stock Option Plan for Key Employees.

(3)	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(4)	Includes 16,500 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

(5)	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(6)	Includes 3,638 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(7)	Includes 45,375 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

(8)	Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(9)

Includes 26,125 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees, and 110,590 shares held by BNC’s Rabbi Trust over which Mr. Spencer, as trustee, has voting power.

(10)	Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(11)	Includes 4,538 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

(12)	Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(13)	Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(14)	Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(15)	Includes 12,760 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

(16)	Includes 135,685 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employees/Directors and Stock Option Plan for Key Employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2008, its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has set its number at 14 members. Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The following table provides information about the five nominees for election to the Board of Directors for three-year terms, as well as the nine continuing directors.

NOMINEES FOR TERM ENDING AS OF THE 2012 ANNUAL MEETING (3-YEAR TERM)

Name and Age	Position(s) Held	Principal Occupation During Last Five Years	Director of Bank Since	Director of Company Since	Term Expires
Charles T. Hagan III (60)	Director	Member, Hagen Davis Mangum Barrett Langley & Hale PLLC (law firm) (May 2007 to Present); prior to 2007, Member, Nexson, Pruett, Adam, Kleemeier, PLLC (law firm), Greensboro, NC	2006	2006	2009

Randall R. Kaplan (52)	Director	Chief Executive Officer, Capsule Group, LLC (car wash chain and real estate development)	2006	2006	2009

W. Swope Montgomery, Jr. (60)	Director, President and Chief Executive Officer	President and Chief Executive Officer of the Bank and the Company	1991	2002	2009

Richard D. Callicutt II (49)	Director, Chief Operating Officer and Executive Vice President	Chief Operating Officer, Executive Vice President of the Bank and the Company	2003	2003	2009

Robert A. Team, Jr. (53)	Director	President, Carolina Investment Properties, Inc.	2000	2002	2009

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE FOR ELECTION AS DIRECTORS.

The following table gives information about our directors continuing in office.

Name and Age	Position(s) Held	Principal Occupation During Last Five Years	Director of Bank Since	Director of Company Since	Term Expires
Lenin J. Peters, M.D. (58)	Director	President, Bethany Medical Center	1991	2002	2010

Name and Age	Position(s) Held	Principal Occupation During Last Five Years	Director of Bank Since	Director of Company Since	Term Expires
Thomas R. Smith, CPA (60)	Director	President, Smith, Parsley & McWhorter, P.A. (CPA firm)	1997	2002	2010

Colon E. Starrett (70)	Director	Manager, Rex Oil Company	1991	2002	2010

D. Vann Williford (60)	Director	President, Vesco Material Handling Equipment, Inc., d/b/a Atlantic Coast Toyotalift	1991	2002	2010

Thomas R. Sloan (64)	Director	Retired; prior to retirement, internal consultant, Essilor Laboratories of America (optical equipment and supplies), Greensboro, NC since 2003; prior to then, Chairman of Essilor Laboratories of America	2006	2006	2010

Richard F. Wood (64)	Director, Secretary	Financial Advisor/Stock Broker, Wachovia Securities	1991	2002	2011

Larry L. Callahan (61)	Director	President and Owner, Callahan, Inc. since 1998; Owner, Triad Land Surveying since 2001	2002	2002	2011

Joseph M. Coltrane, Jr. (62)	Director	Attorney at Law, Coltrane, Grubbs, & James PLLC, Kernersville, NC	2002	2002	2011

W. Groome Fulton, Jr. (70)	Director	Chairman of the Board, Fulton Associates, Inc., Manufacturers’ Representatives	1991	1991	2011

No director or principal officer is related to another director or principal officer. No director is a director of any company with a class of securities registered pursuant to the Exchange Act.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board. In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement. Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees. An affirmative vote of a plurality of votes cast at the annual meeting is necessary to elect a nominee as a director.

OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

How often did our Board of Directors meet during 2008?

Our Board is scheduled to meet on a monthly basis or as needed. During 2008, the Board met 17 times. All incumbent directors attended more than 75% of the total number of meetings of the Board and its committees on which they served during the year.

What committees does our Board have?

During 2008, our Board had four standing committees, the Audit Committee, the Compensation Committee, the Nominating Committee, and the Executive Committee. The voting members of these Committees are appointed by the Board annually from among its members. Certain of our executive officers also serve as non-voting, advisory members of these committees.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for your Board, or any individual director, can be directed to W. Swope Montgomery, Jr., our President and Chief Executive Officer or David B. Spencer, our Chief Financial Officer, at our principal executive offices 831 Julian Avenue, Thomasville, North Carolina 27360. You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Although it is customary for all of our directors to attend annual meetings of shareholders, we have no formal policy in place requiring attendance. All but two directors attended our annual meeting of shareholders held on May 20, 2008.

How can a shareholder nominate someone for election to the Board?

Our Bylaws provide that in order to be eligible for consideration at the annual meeting of shareholders, all nominations of directors, other than those made by the Nominating Committee, must be in writing and must be delivered to the Secretary of the Company not less than fifty days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board may disregard any nominations that do not comply with these requirements. Upon the instruction of the Board, the inspector of voting for an annual meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has 14 directors currently serving on its board of directors, who are the same people who are currently Directors of the Company. The Bank’s board of directors has appointed several standing committees to which certain responsibilities have been delegated – the Asset Liability Committee, the Loan Committee and the Personnel Committee.

Executive Session

The members of the Board of Directors who are independent under NASDAQ listing standards meet occasionally in executive session without management present. Executive sessions are generally held in connection with a regularly scheduled Board meeting. In addition, executive sessions may be held when called by two or more directors or at the request of the Board of Directors.

Nominating Committee

BNC’s Nominating Committee consists of Lenin J. Peters, M.D. (chairman), W. Groome Fulton, Jr., Thomas R. Smith, CPA, D. Vann Williford and Thomas R. Sloan. All members of the Nominating Committee are “independent” as defined in the NASDAQ’s listing standards. The Nominating Committee evaluates qualifications and candidates for positions on the Company’s Board and nominates new and replacement members for the Board. In addition, the

Nominating Committee facilitates an annual evaluation by the Board members of the Board, as a whole, and each individual director’s performance.

In reviewing candidates for the Board, the Nominating Committee seeks individuals whose background, knowledge and experience will assist the Board in furthering the interests of BNC and its shareholders. Some of the factors considered in this evaluation include experience in the areas of banking and finance, accounting, and the related businesses of the Company and the Bank as well as outstanding achievement in his or her personal career, an understanding of the business environment generally, a willingness to devote adequate time to service on the Board of Directors and integrity. The Nominating Committee reviews the qualifications of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to shareholders for election at each annual meeting. In addition, the Nominating Committee will consider nominees for the Board by shareholders that are proposed in accordance with the advance notice procedures in our Bylaws which are described in the section of this Proxy Statement entitled “Date of Receipt of Shareholders’ Proposals.”

The Committee identifies director nominees from various sources such as officers, directors, and shareholders and in 2008 did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. The Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a Committee-recommended nominee. The Committee received no nominations from any of the Company’s shareholders. A copy of the Company’s Nominating Committee Charter, which is reviewed annually, and amended as necessary, may be obtained at no cost by requesting one from the Company’s Secretary at 831 Julian Avenue, Thomasville, North Carolina 27360.

The Nominating Committee met one time in 2008.

Executive Committee

BNC’s Executive Committee consists of W. Groome Fulton, Jr. (chairman), W. Swope Montgomery, Jr., Lenin J. Peters, M.D., Thomas R. Smith, CPA, D. Vann Williford and Thomas R. Sloan. The Executive Committee makes recommendations to the full Board and acts on policies adopted by the Board in the absence of a meeting of the entire Board. This Committee generally meets 12 times a year, and during the fiscal year ended December 31, 2008, the Executive Committee met 14 times.

Audit Committee

The Company’s Board has a standing Audit Committee. BNC’s Audit Committee consists of Thomas R. Smith, CPA (chairman), Joseph M. Coltrane, Jr., Richard F. Wood, Colon E. Starrett and Charles T. Hagan III. The BNC Board of Directors has determined that these directors are “independent” as defined in the NASDAQ’s listing standards and the SEC’s rules and regulations. The Audit Committee meets on an as needed basis (but no less than four times per year) and, among other responsibilities, (i) appoints, compensates and retains BNC’s independent auditor; (ii) oversees the independent auditing of BNC; (iii) arranges for, receives and reviews periodic written and verbal reports from the independent auditors, from management and from all internal audit contractors and employees; (iv) reviews corporate policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) reviews, develops and implements the Company’s internal audit policies and procedures, and appoints, meets with and oversees all internal audit contractors and employees and the management employees who are directly responsible for those activities; (vi) establishes and reviews annually procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls and auditing matters; (viii) pre-approves all audit and non-audited related services provided by the independent auditor; and (ix) performs other duties as may be assigned to it by the Board.

BNC has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter, which is reviewed annually, and amended as necessary, may be obtained at no cost by requesting one from the BNC Secretary at 831 Julian Avenue, Thomasville, North Carolina 27360.

The Audit Committee met ten times during the fiscal year ended December 31, 2008.

The BNC Board of Directors has determined that Thomas R. Smith, CPA, is an “audit committee financial expert” and “independent” as defined under applicable rules and regulations. The Board’s affirmative determination was based upon, among other things, his educational and professional credentials and financial background.

Report of Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2008 by Cherry, Bekaert & Holland, BNC’s independent registered public accounting firm for that period, is compatible with maintaining the accountant’s independence. The Audit Committee also reappointed the independent auditors and the BNC Board of Directors concurred in such appointment.

Thomas R. Smith, CPA, Chairman

Richard F. Wood

Colon E. Starrett

Joseph M. Coltrane, Jr.

Charles T. Hagan III

Compensation Committee

Review of the Company’s and the Bank’s salary programs and recommendations to the Company’s and the Bank’s boards of directors regarding compensation of the executive officers are the responsibility of the Compensation Committee. For a discussion of the Company’s processes and procedures for consideration and determination of management compensation plans refer to “Compensation Discussion and Analysis” in this Proxy Statement.

BNC has adopted a written charter for the Compensation Committee. A copy of the Comepnsation Committee Charter, which is reviewed annually, and amended as necessary, may be obtained at no cost by requesting one from the BNC Secretary at 831 Julian Avenue, Thomasville, North Carolina 27360.

Report and Certification of the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on these reviews and discussions, the Compensation Committee recommended to the Board including the Compensation Discussion and Analysis in the Company’s Proxy Statement.

The Compensation Committee certifies that it has reviewed with the Company’s and the Bank’s senior risk officer the incentive compensation arrangements of the NEOs and has made reasonable efforts to ensure that such incentive compensation arrangements or plans do not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank.

D. Vann Williford, Chairman

W. Groome Fulton, Jr.

Lenin J. Peters, M.D.

Thomas R. Smith, CPA

Thomas R. Sloan

A copy of the BNC Compensation Committee Charter, which is reviewed annually, and amended as necessary, may be obtained at no cost by requesting one from the Company’s Secretary at 831 Julian Avenue, Thomasville, North Carolina 27360.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the named executive officers serves as a member or the board of directors of another entity whose executive officers or directors serve on the Company’s Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation program and policies with respect to our named executive officers. It is intended to help in understanding the detailed information provided in the compensation tables beginning on page 19 of this Proxy Statement.

Compensation Committee Members

All of the members of the Compensation Committee are independent as defined in Section 4200(a)(15) of the NASDAQ’s listing standards. The Board of Directors determines on an annual basis each director’s independence. The members of the Compensation Committee in fiscal year 2008 were Directors Fulton, Smith, Peters, Williford and Sloan. The Compensation Committee met two times during the fiscal year ending December 31, 2008. The Compensation Committee is responsible for developing, implementing and maintaining the Company’s compensation policies.

The Committee utilized information from Grant Thornton LLP, a financial institutions resource company (“GT”), to provide peer compensation information to help evaluate the Company’s compensation design, process and decisions. W. Swope Montgomery, Jr., President and CEO of the Company and the Bank, makes recommendations to the Committee regarding the compensation of the executive officers. Mr. Montgomery participates in the deliberations, but not in the decisions, of the Committee regarding compensation of executive officers other than himself. He does not participate in the Committee’s discussion or decisions regarding his own compensation.

Objectives of Our Compensation Program

The overall objective of our compensation program is to directly link total compensation paid to the directors and employees, including the named executive officers, to the Company’s financial performance. In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals. It is the committee’s opinion that given today’s competitive marketplace, along with our Company’s long track record of consistent financial results that have exceeded peers, retaining each of the members of our existing management team is critical to our long-term success and fulfilling our fiduciary responsibilities to our shareholders. Our core belief is that individuals who have incentive will work hard to the benefit of the Company’s shareholders.

Compensation Decision Process

To assist in making its compensation decisions, the Committee utilized compensation information from GT on a group of peer financial institutions in similar markets, with similar growth rates in earnings and assets. GT provided market data regarding compensation practices for CEO’s, including salary and non-cash and cash incentive awards, of the peer financial institutions to ensure that our Chief Executive Officer and other executive officers’ compensation is competitive in the marketplace. The Company competes for executive talent with national and regional banks of similar scope of operations. As a result, the Committee determined that salary, target annual cash incentive awards and long-term incentive awards for our named executive officers should be comparable to those provided by a peer group of similar sized community banks that have historical track record of financial performance similar to our Company.

The peer groups used for compensation practices and comparisons included:

•	Financial institutions in North Carolina with average assets of $1 billion to $2 billion

•	Southeasten United States commercial banks with average assets of $900 to $1.2

•	GT customized peer group of 24 publicly traded banks confirmed by the Company based upon the Peer Analysis Report of asset size, geographic location and performance

Elements of Compensation

Our compensation program consists of the following elements: (i) base salary, (ii) bonuses, (iii) long-term equity incentive awards, (iv) supplemental retirement plans, (v) deferred compensation and (vi) other executive benefits.

Base Salary. The salaries of our named executive officers are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive. Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance. For example, we assess each officer’s success in achieving forecasted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

The Committee reviewed salaries of chief executive officers available within the 2008 peer group described above. Based on this review, and the contribution of each executive officer relative to the success of our Company and the contribution of the Chief Executive Officer, the Committee determined that our named executive officers’ salaries were in-line with comparable financial institutions and the overall contribution each provides to the success of our Company. The 2008 base salaries for each of our named executive officers are reflected in the Summary Compensation table on page 19 of this Proxy Statement.

Base salaries are managed within a range around the median. All salary increases reflect the Committee’s desire to maintain competitive compensation relative to the peer group.

Bonuses-Annual Cash Incentive Awards.

The Company has adopted an incentive program, Compensation for Stakeholders, which establishes an overall incentive pool to be distributed to employees bankwide, including executive officers. The purpose of the program is to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability are tracked relative to the prior year, and as levels are obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement is allocated to each of the bankwide and management incentive pools. If the Company does not achieve net income growth of greater than approximately 4% compared to the prior year’s and the Bank’s ratings on regulatory examinations are not satisfactory in all categories, no incentive award is made. After the minimum performance goals are met, a portion of every dollar over the minimum is added to the pool to be divided among employees and named executive officers. This program awards improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due. This program has been in place at the Bank and the Company for over seven years, and has allowed our organization to create a culture where our employees’ interests and actions are closely aligned with our shareholders’ interests on a daily basis. The program provides a directors’ rationale that is evaluated by the Compensation Committee. This report quantifies the correlations between incentive pool totals with expected increases in net income and return on tangible equity levels.

The Chief Executive Officer will provide a recommendation to the Committee on the allocation and distribution of the management incentive pool to specific officers. The Committee will deliberate independent of management, and determine the final allocation of the pool based on overall performance levels and compensation objectives.

Financial Performance Objectives. The financial objectives of the Compensation for Stakeholders program, our Company, the Board of Directors, and the Compensation Committee are all consistent: Provide consistent, long-term earnings growth that result in superior returns to our shareholders. Consistency is a key objective, which dictates maintaining exceptional credit quality, growth in earning assets, efficient deployment of non-interest expenses, and a strong correlation between expansion and profitability.

In 2008, the Company-wide Compensation for Stakeholders plan resulted in no bonus pool. However, the plan provides for a discretionary component to reward key management for exceptional performance in times when industry and economic challenges are not conducive to increases in the Company’s and Bank’s performance. The

Compensation Committee compares Company performance relative to peer performance and provides incentives where it is deemed warranted.

Long-Term Equity Incentive Awards. The Company maintains the Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock grants, stock appreciation rights and performance units. The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives. No awards were granted to any named executive officer in 2008. The Compensation Committee intends to associate the vesting of awards to the achievement of selected financial performance goals.

The Company also maintains two earlier equity incentive awards programs, the Key Employee Stock Option Plan and the Stock Option Plan for Non-Employees/ Directors. Both plans were adopted at the inception of the Bank, and later adopted by the Company at its inception. All eligible awards under these plans have been granted.

Under the terms of the Omnibus Plan, the Key Employee Stock Option Plan and the Stock Option Plan for Non-Employees/Directors, option exercise prices are always based upon the closing trading price of the Company’s common stock on the date of grant by the Board of Directors.

Other Executive Benefits - Perquisites. The Company provides the following to our named executive officers:

•	country club memberships and dues;

•	personal use of Company-provided auto or auto allowance;

•	expenses for spouses to attend conferences: and

•	personal use of Company-provided cell phones.

For 2008, we determined the level of perquisites and benefits to offer based on the Committee’s review of other financial institutions in our market area. We believe these perquisites serve a dual purpose. They are competitive with companies in our peer group, and they also facilitate the officer’s ability to work outside our corporate headquarters by assisting with travel and providing an external location to conduct business. See the Summary Compensation Table on page 19 for perquisites received by each named executive officer.

Other Executive Benefits - Retirement Benefits. The Company maintains supplemental executive retirement agreements (SERPs) in the form of salary continuation and split dollar agreements, for the benefit the Company’s named executive officers. The Committee’s goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans. The Committee worked with Clark Consulting and Grady and Associates in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group. The Committee approved supplemental retirement benefits for all named executive officers at levels deemed competitive with peers and within annual cost parameters established by the Committee. For more information on the SERPs, see page 26 of this Proxy Statement.

Other Executive Benefits - Severance Benefits. The Company has employment agreements with our named executive officers which provide, among other things, for severance benefits upon certain types of employment terminations. We believe employment agreements serve a number of functions, including (i) retention of our executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants. Additional information regarding the employment agreements, including a description of key terms and a quantification of benefits that would have been received by our named executive officers had they incurred a termination of employment on December 31, 2008, may be found beginning on page 21 of this Proxy Statement.

Implications of Participation in the Troubled Asset Relief Program/Capital Purchase Program on Executive Compensation Arrangements.

In October 2008, President George Bush signed into law the Emergency Economic Stabilization Act (“EESA”)

which gave the United States Treasury (“UST”) the authority to develop programs that would stabilize the U.S. financial institutions. Pursuant to this authority, UST developed the Troubled Asset Relief Program (“TARP”) which includes the Capital Purchase Program (“CPP”). The Company entered into a Securities Purchase Agreement on December 5, 2008 with UST under the CPP which provides that during the period that UST holds equity or debt securities of the Company, the compensation of our chief executive officer, chief financial officer and three other most highly compensated executive officers will be subject to the following:

•	A “clawback” of any bonus or incentive compensation paid based on financial statements or other criteria that prove to be materially inaccurate;

•

A limitation on the value of the payments and benefits to which the executive would otherwise be entitled upon an involuntary termination of employment of 2.99 times the executive’s average annual taxable compensation for the five years prior to the involuntary termination; and

•

A waiver of incentive compensation pursuant to arrangements that are determined by the Compensation Committee to encourage our NEOs to take unnecessary and excessive risks that threaten the value of the Company.

With respect to the application of the CPP provisions described above, the NEOs for a year are the “named executive officers” who are identified in our annual proxy statement for that year (reporting the executive’s compensation for the immediately preceding year).

Additionally, due to our participation in the CPP, the amount that we are able to deduct under Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000, and we are unable to deduct compensation under the performance-based compensation exception of Section 162(m). Accordingly, the maximum deduction that we can take for compensation attributable to the services of our NEOs during the period UST holds equity or debt securities of the Company is $500,000 per NEO.

Participation in the CPP also required that the Compensation Committee, in conjunction with the Company’s senior risk officer, take certain steps in an effort to ensure compliance with the prohibition of incentive compensation arrangements that involve excessive risk taking in the Emergency Economic Stabilization Act of 2008. As such, the Compensation Committee and the Company’s senior risk officer have met to discuss and review the relationship between our risk management policies and practices and our NEO incentive compensation arrangements. This meeting included a discussion of the design of our NEO incentive compensation arrangement and a presentation by the senior risk officer detailing the material sources of risk in our business lines and an explanation of our risk management policies. Within this framework, a variety of topics were discussed including:

•

The parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	The other controls that the Company and the Bank have established (other than reviews of the Company’s compensation practices) that limit undesirable risk taking; and

•	The general business goals and concerns of the Company, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, it was determined by the committee that the design and goals of the existing NEO incentive compensation arrangements does not create an incentive for NEOs to engage in unnecessary and excessive risk taking. The committee believes that the discretionary nature of its decision-making process in determining the amount of any incentive compensation awards based upon its after-the-fact assessment of a variety of financial and other performance factors serves to mitigate the potential for excessive risk taking.

Effect of the American Recovery and Reinvestment Act of 2009

The Compensation Committee’s analysis discussed above was prepared based upon the various rules, regulations and laws applicable to the Company and the Bank prior to February 17, 2009, the date the American Recovery and Reinvestment Act of 2009 was enacted. This Act contains expansive new restrictions on executive compensation for financial institutions participating in the CPP, including the Company and directs the UST to adopt rules implementing such restrictions. These new legislative and regulatory restrictions may impact the executive compensation decisions made by the Compensation Committee going forward until we are no longer subject to such restrictions.

Does the Company have a Code of Ethics?

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees. The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank. The Code of Business Conduct and Ethics is a guide to help ensure that all employees live up to the highest ethical standards.

A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.bankofnc.com.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code of Ethics for CEO and Senior Financial Officers that applies to the chief executive officer, the chief financial officer, the controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

Director Compensation

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2008 fiscal year.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Lenin J. Peters, M.D.	$36,150	—	—	—	—	—	$36,150
Thomas R. Smith, CPA	$39,750	—	—	—	—	—	$39,750
Colon E. Starrett	$21,850	—	—	—	—	—	$21,850
D. Vann Williford	$30,150	—	—	—	—	—	$30,150
Richard F. Wood	$27,250	—	—	—	—	—	$27,250
Ralph N. Strayhorn III	$0	—	—	—	—	—	$0
Thomas R. Sloan	$32,650	—	—	—	—	—	$32,650
Larry L. Callahan	$26,350	—	—	—	—	—	$26,350
Joseph M. Coltrane, Jr.	$21,750	—	—	—	—	—	$21,750
W. Groome Fulton, Jr.	$44,750	—	—	—	—	—	$44,750
Charles T. Hagan III	$23,300	—	—	—	—	—	$23,300
Randall R. Kaplan	$18,100	—	—	—	—	—	$18,100
W. Swope Montgomery, Jr.	$0	—	—	—	—	—	$0
Richard D. Callicutt II	$0	—	—	—	—	—	$0
Robert A. Team, Jr.	$23,050	—	—	—	—	—	$23,050

Directors’ Fees. For the fiscal year ended December 31, 2008, the Chairman of BNC’s Board of Directors received an annual retainer of $14,000 for his service, each Committee Chairman received an annual retainer of $10,000 for his service, and each other board member received an annual retainer of $6,000 for his service. In addition, members of the BNC Board received $550 and the Chairman of the Board received $950 per meeting of the Board of Directors. Members of the Executive Committee received $700 and the Chairman of the Executive Committee received $700 per Executive Committee meeting. Members of other committees (including the Bank committees) received $550 and Chairmen of other Committees received $700 per Committee meeting (except for the Chairman of the Audit Committee, who received $950 per meeting of the Audit Committee and Audit Committee members who receive $650 per meeting). Mr. Montgomery, Mr. Strayhorn and Mr. Callicutt do not receive compensation for attendance at these meetings.

During 2008, directors’ fees totaled $345,000 in the aggregate. Except for $37,650, these fees were not paid in cash to the directors, but were placed into a “Directors Deferred Compensation Plan” which was approved by the BNC Board of Directors in January 1994. MAGNER Network LLC, in Atlanta, Georgia, administers this plan at an annual cost of $3,610 to the Company. Effective April 2, 2003, BNC established a Rabbi Trust to hold the directors’ accrued benefits under the plan.

Director Stock Option Plan. See “Executive Compensation - Stock Option Plans,” for a discussion of the directors’ benefits under the Stock Option Plan for Non-Employees/Directors.

Executive Officers

The following table sets forth certain information with respect to the persons who are executive officers of the Company and the Bank and senior vice presidents of the Bank or both.

Name	Age on December 31, 2008	Positions and Occupations During Last Five Years	Employed By the Bank Since	Employed By the Company Since
Executive Officers of the Company and the Bank

W. Swope Montgomery, Jr.	60	President, Chief Executive Officer and Director of BNC and the Bank	1991	2002

Richard D. Callicutt II	49	Executive Vice President, Chief Operating Officer, and Director of BNC and the Bank	1991	2002

David B. Spencer	46	Executive Vice President and Chief Financial Officer of BNC and the Bank	1997	2002

Ralph N. Strayhorn III	54	Executive Vice President and Chief Administrative Officer of BNC and the Bank 2006 to 2008; prior to 2006, Mr. Strayhorn was the President and Chief Executive Officer of SterlingSouth Bank & Trust Company	2006	2006

Senior Vice Presidents of the Bank

William H. McMurray, III	63	Senior Vice President and City Executive of Lexington, NC	1997	N/A

Thomas N. Nelson	52	Senior Vice President of the Bank; prior to 2006, Mr. Nelson was Executive Vice President of Sterling South Bank and Trust Company	2006	N/A

Management Compensation

The executive officers of the Company are not paid any cash compensation by the Company. However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The table on the following page shows, for the fiscal year ended December 31, 2008, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Company’s and the Bank’s executive officers and the Bank’s senior vice presidents whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus[1]		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation (a)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (b)	All Other Compensation (c)		Total
Executive Officers of the Company and the Bank

W. Swope Montgomery, Jr.	2008	$335,200	$55,000		—		—		—	$200,289	$48,118	[5]	$638,607
President and Chief	2007	$315,000	$138,000		—		—		—	$189,123	$45,900	[5]	$688,023
Executive Officer	2006	$265,000	$174,900		—		—		—	$184,812	$37,985		$662,697
of the Company and the Bank

David B. Spencer	2008	$243,000	$55,000		—		—		—	$34,948	$32,452	[6]	$365,600
Executive Vice President,	2007	$228,000	$100,800		—		—		—	$33,000	$31,223	[6]	$393,023
and Chief Financial Officer	2006	$190,000	$128,250		—		—		—	$33,909	$26,849		$379,008
of the Company and the Bank

Ralph N. Strayhorn III	2008	$104,958	$0		—		—		—	$0	$569,796	[7]	$674,754
Executive Vice President,	2007	$220,000	$76,000		$0		$0		—	$62,429	$40,221	[7]	$398,650
and Chief Administrative	2006	$89,500	$259,070	[2]	$90,860	[3]	$480,251	[4]	—	$39,824	$15,505		$975,010
Officer of the Company and the Bank

Richard D. Callicutt II	2008	$249,200	$55,000		—		—		—	$59,672	$37,673	[8]	$401,545
Executive Vice President	2007	$234,000	$101,000		—		—		—	$56,345	$33,896	[8]	$425,241
and Chief Operating Officer	2006	$195,000	$128,250		—		—		—	$56,143	$30,274		$409,667
of the Company and the Bank

Senior Vice Presidents of the Bank

William H. McMurray, III	2008	$141,600	$5,000							$96,173	$24,882	[9]	$267,655
	2007	$135,000	$14,000							$90,811	$23,627	[9]	$263,438

Thomas Nelson	2008	$172,800	$9,000							$26,241	$27,710	[10]	$235,571
	2007	$165,000	$16,000							$23,888	$24,360	[10]	$229,248

[1]	Bonuses are customarily paid in accordance with the Compensation for Stakeholders program and are based on the Company’s financial performance; however, in 2008, the bonuses were discretionary awards.

[2]

Of this aggregate amount, $200,000 is the signing bonus awarded to Mr. Strayhorn in connection with the acquisition of SterlingSouth Bank & Trust Company (“SterlingSouth”) in 2006 and the remainder is his bonus under the Compensation for Stakeholders program.

[3]	Value of Restricted Stock awards granted to Mr. Strayhorn in connection with the acquisition of SterlingSouth by BNC.

[4]

In connection with the acquisition of SterlingSouth by BNC, the options held by Mr. Strayhorn (36,000) pursuant to the SterlingSouth Stock Option Plan with an exercise price of $11.00 were converted to 47,938 options under the BNC Omnibus Plan and Mr. Strayhorn exercised them in 2008.

[5]

For Mr. Montgomery in 2008, this amount consisted of $4,020 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $7,428 for country club dues, $17,575 contributed by the Bank for the 401(k) plan and $8,395 imputed income from Bank-owned split dollar insurance policy; in 2007, this amount consisted of $3,520 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $7,428 for country club dues, $17,613 contributed by the Bank for the 401(k) plan and $6,639 imputed income from the Bank-owned split dollar insurance policy.

[6]

For Mr. Spencer in 2008, this amount consisted of $3,015 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $2,700 for country club dues, $14,544 contributed by the Bank for the 401(k) plan and $1,493 imputed income from Bank-owned split dollar insurance policy; in 2007, this amount consisted of $3,000 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $2,700 for country club dues, $13,680 contributed by the Bank for the 401(k) plan and $1,143 imputed income from the Bank-owned split dollar insurance policy.

[7]

For Mr. Strayhorn in 2008, this amount consisted of a payment of $547,764 related to Mr. Strayhorn’s severance with the Company, $550 for cell phone, $4,800 for automobile, $5,610 for country club dues, $6,298 contributed by the Bank for the 401(k) plan and $4,774 imputed income from Bank-owned split dollar insurance policy; in 2007, this amount consisted of $1,500 for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $11,220 for country club dues, $13,200 contributed by the Bank for the 401(k) plan and $3,601 imputed income from the Bank-owned split dollar insurance policy.

[8]

For Mr. Callicutt in 2008, this amount consisted of $3,015 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $5940 for country club dues, $14,281 contributed by the Bank for the 401(k) plan and $3,737 imputed income from Bank-owned split dollar insurance policy; in 2007, this amount consisted of $1,100 for cell phone, $9,600 for automobile, $5,940 for country club dues, $14,040 contributed by the Bank for the 401(k) plan and $3,216 imputed income from the Bank-owned split dollar insurance policy.

[9]

For Mr. McMurray in 2008, this amount consisted of $7,800 for automobile, $4,170 for country club dues, $8,433 contributed by the Bank for the 401(k) plan and $4,479 imputed income from the Bank-owned split dollar insurance policy; in 2007, this amount consisted of $7,800 for automobile, $4,170 for country club dues, $8,102 contributed by the Bank for the 401(k) plan and $3,555 imputed income from the Bank-owned split dollar insurance policy.

[10]

For Mr. Nelson in 2008, this amount consisted of $7,800 for automobile, $7,960 for country club dues, $10,172 contributed by the Bank for the 401(k) plan and $1,778 imputed income from the Bank-owned split dollar insurance policy; in 2007, this amount consisted of $7,800 for automobile, $5,460 for country club dues, $9,579 contributed by the Bank for the 401(k) plan and $1,521 imputed income from the Bank-owned split dollar insurance policy.

Employment Agreements

On December 18, 2007 BNC and the Bank entered into employment agreements with Messrs. Montgomery, Callicutt, Spencer, and Strayhorn which have been amended for 409A compliance. The agreements have three-year terms, extending annually for one additional year at each anniversary unless the board of directors determines not to extend the term. Establishing the terms and conditions of the employment relationship and the executives’ initial base salary, the employment agreements also grant miscellaneous fringe benefits such as use of an automobile, reimbursement of club dues, and reimbursement of reasonable business expenses. The agreements also provide for indemnification against liabilities to which the executive may become subject because of his service to BNC and the Bank. Base salary for 2009 is $345,200 for Mr. Montgomery, $258,200 for Mr. Callicutt, and $251,200 for Mr. Spencer. Mr. Strayhorn left the employment of the Company and the Bank in June 2008; he was paid a lump sum of severance payment of $547,764 in full satisfaction of everything owed him under this employment agreement and other of the Company’s benefit plans.

The agreements are terminable by BNC or the Bank with or without cause and terminate automatically when the executive attains age 65. The executive’s employment may be terminated for cause if and only if 75% or more of the directors, excluding the executive, vote to terminate the executive’s employment with cause at a special board meeting held for that purpose, with advance notice and the opportunity to oppose the board’s action given to the executive. The agreements provide explicitly for severance benefits after involuntary termination without cause and after voluntary termination with good reason, as well as benefits that become payable because of the occurrence of a change in control. Severance benefits are not payable for involuntary termination with cause or for voluntary termination without good reason. For termination because of death BNC and the Bank would provide without cost continued health care coverage to the executive’s family for one year, and for termination because of disability the executive would receive (x) base salary and other employee benefits until he becomes eligible for disability benefits under company plans and (y) continued insurance coverage for up to three years. Good reason for voluntary termination will exist if specified adverse changes in the executive’s employment circumstances occur without the executive’s consent, such as a material reduction in pay, benefits, or responsibilities or relocation of BNC’s executive offices. If the executive’s employment involuntarily terminates without cause or if he voluntarily terminates employment for good reason, he will receive in a single lump sum an amount equal to his undiscounted base salary for the unexpired term of the agreement, he will be paid in cash for the intrinsic value of his unvested stock options, he will continue to receive life and medical insurance benefits for a period that may be as long as the remaining term of the employment agreement, and he will be entitled to outplacement support of up to $25,000 and use of office facilities for one year. For this purpose the intrinsic value of unvested stock options means, for each share acquirable by exercise of the unvested option, the positive difference between the fair market value per share of BNC stock and the exercise price per share of the unvested option. Severance benefits payable after termination are conditional on the executive first entering into an agreement not to compete with BNC and the Bank. The duration of the provision not to compete with BNC and the Bank after termination of employment is 15 months in Mr. Montgomery’s and Mr. Callicutt’s case, 24 months in Mr. Strayhorn’s, and six months for Mr. Spencer. Benefits payable after a change in control are not conditional on the executive first entering into an agreement not to compete.

If a change in control occurs each executive will be entitled to an undiscounted lump-sum cash payment equal to his annual compensation multiplied by three. For this purpose annual compensation means the sum of (x) the executive’s base salary when the change in control occurred plus (y) the most recent cash bonus or cash incentive compensation earned. The benefit is payable regardless of whether the executive’s employment terminates after the change in control, but it is payable on no more than one occasion. If the executives receives the change-in-control benefit he would not later be entitled at employment termination to cash severance equal to his base salary for the unexpired contract term. Each executive will also become fully vested after a change in control in benefit arrangements in which he participates, and if the aggregate benefits payable to him after a change in control are subject to excise taxes under Internal Revenue Code sections 280G and 4999 he will also be entitled to an excise tax gross-up benefit to compensate for the excise taxes imposed. If an executive’s total change-in-control benefits – including severance benefits under employment agreements, change-in-control benefits payable under employment or salary continuation or other agreements, accelerated vesting of stock options or other equity-based awards, and any other form of change-in-control benefit – equal or exceed three times his five-year average taxable compensation, a 20% excise tax is imposed on the executive under Internal Revenue Code section 4999 and the employer forfeits its compensation deduction because of the related section 280G of the Internal Revenue Code. If the 20% excise tax is imposed, it is imposed on all change-in-control benefits exceeding the executive’s five-year average taxable compensation, and the employer forfeits the compensation deduction for those same benefit amounts. The gross-up benefit stated in the employment agreements and in the Salary Continuation Agreements would compensate the executives for excise taxes imposed so that the executives’ benefits after payment of excise taxes would equal their benefits had no excise taxes been imposed. However, the gross-up benefit would increase the amount BNC’s non-deductible compensation under section 280G. Lastly, BNC and the Bank have agreed to pay legal fees incurred by the executive if his employment agreement is challenged after a change in control, up to a maximum of $500,000.

If there had been a change in control of the Company, or Mr. Montgomery had terminated his employment after a change in control, that was effective as of December 31, 2008, Mr. Montgomery would have been entitled to receive $1,359,000 under the terms of his employment agreement.

If there had been a change in control, or other voluntary termination of employment following a change in control, that was effective as of December 31, 2008, under the terms of their respective employment agreements Mr. Callicutt would have been entitled to receive $1,005,000 and Mr. Spencer, $986,400.

All of the above named executive officers are each entitled to receive under their respective employment agreements outplacement services and office support with an estimated value of $32,000. In addition, the employment agreements provide for continued insurance coverage. The value of this benefit is estimated to be $55,000 for Messrs. Montgomery and Callicutt and $47,000 for Mr. Spencer.

The employment agreements provide that the named executive officers may be entitled to a gross-up to the extent that their severance packages exceed the limitations prescribed in section 280G of the Code.

A requirement of participating in CPP is that the named executive officers had to enter into agreements that limited parachute payments during the time the UST holds equity in the Company.

Stock Option Plans

As part of the Bank’s initial offering in 1994, the Board of Directors and the shareholders approved a nonqualified stock option plan for certain initial incorporators and directors (the “Stock Option Plan for Non-Employees/Directors”) and a qualified incentive stock option plan for key employees (the “Key Employee Option Plan”). The Stock Option Plans for Non-Employees/Directors and the Key Employee Option Plans are referred to collectively as the “Plans”. As part of the Bank’s reorganization to holding company form, BNC assumed the Bank’s obligations under the Plans.

The purpose of the Plans is to provide an incentive to attract and retain qualified personnel in key positions, to provide directors and key employees with a proprietary interest in BNC, and to reward directors and key employees for outstanding performance. Under the Plans, the option price per share cannot be less than the greater of $3.72 or the fair market value of a share at the time the option is granted. The period for exercising the option is no more than ten years from the date of grant. Options may be granted under the Plans which are either “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code, or “nonqualified stock options” (“NSOs”) in the discretion of the Personnel Committee of BNC.

Omnibus Stock Ownership and Long Term Incentive Plan

In 2004, BNC shareholders approved the Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), which is administered by the Compensation Committee of the BNC Board of Directors (“Committee”). The purposes of the Omnibus Plan are to encourage and motivate key employees to contribute to the successful performance of BNC, the Bank and its subsidiaries and the growth of the market value of the BNC Common Stock; to achieve a unity of purpose among the key employees and BNC’s shareholders by providing ownership opportunities, and a unity of interest in the achievement of BNC’s primary long term performance objectives; and to retain key employees by rewarding them with potentially tax-advantageous future compensation.

The employees of BNC and its subsidiaries, who are designated as eligible participants by the BNC Board of Directors, may receive awards of Rights (as defined below) under the Omnibus Plan. The value of the benefits to be received by participants under the Omnibus Plan are not determinable. On March 20, 2009, the closing price of the common stock on the Nasdaq Capital Market was $6.15.

Under the Omnibus Plan, the Committee may grant or award eligible participants (employees of the Company and its subsidiaries) options, rights to receive restricted shares of common stock (“Restricted Stock”), and/or stock appreciation rights (“SARs”). These grants or awards of options, Restricted Stock and/or SARs are referred to as “Rights”. The number of shares of common stock available under the Omnibus Plan for grants of Rights is 150,000 (206,250, as adjusted for stock splits occurring since establishment of the Omnibus Plan), subject to appropriate adjustment for stock splits, stock combinations, reclassifications and similar changes. All Rights must be granted or awarded within ten (10) years of the date of the BNC Board’s adoption of the Omnibus Plan.

If any shares of common stock allocated to Rights granted under the Omnibus Plan are subsequently cancelled or forfeited, those Rights will be available for further allocation upon such cancellation or forfeiture.

BNC may at any time alter, suspend, terminate or discontinue the Omnibus Plan, subject to any applicable regulatory requirements and any required shareholder approval or any shareholder approval which BNC Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The BNC Board may not, without the consent of a participant, make any alteration which would deprive the participant of his rights with respect to any previously granted Rights. Termination of the Omnibus Plan would not affect any previously granted Rights.

No Rights under the Omnibus Plan were awarded in 2008.

Incentive Compensation Plans

Bonuses-Annual Cash Incentive Awards.

The Company has adopted a program named Compensation for Stakeholders which determines the overall incentive pool to be distributed to employees bankwide, including executive officers. The purpose of the program is to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability are tracked relative to the prior year, and as levels are obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement is allocated to each of the bankwide and management incentive pools. If the Company does not achieve at least net income growth of greater than 4% of the prior year’s and the Bank’s regulatory ratings are no more than two in all categories, no incentive award is made. After the minimum performance goals are met, a portion of every dollar over the minimum is added to the pool to be divided among employees and named executive officers. This program awards improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due. This program has been in place at the Bank and the Company for over six years, and has allowed our organization to create a culture where our employees interests and actions are closely aligned with our shareholders’ interest on a daily basis. The program provides a directors rationale that is evaluated by the Compensation Committee. This report quantifies the correlations between incentive pool totals with expected increases in net income and return on tangible equity levels.

In 2008, Messers. Montgomery, Callicutt and Spencer received awards of $55,000 under the Senior Management Board Discretionary provisions of the Compensation for Stakeholders program; Mr. Nelson and Mr. McMurray received $9,000 and $5,000, respectively.

Grants of Plan-Based Awards. No grants of plan based awards were made in 2008. The Compensation Committee made discretionary awards under the Compensation for Stakeholders program in accordance with the Senior Management Board Discretionary provision. The amounts received are listed below.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
W. Swope Montgomery, Jr.	12/15/08	$55,000
Richard D. Callicutt	12/15/08	$55,000
David B. Spencer	12/15/08	$55,000
Ralph N. Strayhorn	12/15/08	$0
William H. McMurray, III	12/15/08	$5,000
Thomas N. Nelson	12/15/08	$9,000

Outstanding Equity Awards at Fiscal Year End. The table below gives information related to equity awards held by the Company’s named executive officers and the senior vice presidents of the Bank at the end of fiscal year 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
W. Swope Montgomery, Jr	15,125	0		$5.95	06/17/2012
	9,625	0		$11.82	08/17/2014
	27,500			$13.64	01/15/2015
Richard D. Callicutt II	22,000	0		$13.64	01/15/2015
David B. Spencer	22,000	0	5,500	$13.64	01/15/2015
	9,625	0	0	$11.82	08/17/2014
Ralph N. Strayhorn III	0	0	0	0	—
William H. McMurray, III	2,269	0	0	5.97	06/17/2012
	2,063	0	0	11.82	08/17/2014
Thomas N. Nelson	17,976	0	0	8.26	01/01/2016

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
W. Swope Montgomery, Jr.	17,725	$211,737	0	0
Richard D. Callicutt II	0	0	0	0
David B. Spencer	0	0	0	0
Ralph N. Strayhorn III	0	0	0	0
William H. McMurray	5,908	$42,809	0	0
Thomas N. Nelson	0	0	1100	18,172

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service [1] (#) (c)	Present Value of Accumulated Benefit [2] ($) (d)	Payments During Last Fiscal Year ($) (e)
W. Swope Montgomery, Jr.	SERP	4	$1,026,844	0
Richard D. Callicutt II	SERP	4	$314,266	0
David B. Spencer	SERP	4	$156,835	0
Ralph N. Strayhorn III	SERP	2	0	116,616
William H. McMurray	SERP	4	$517,869	0
Thomas N. Nelson	SERP	2	$50,129	0

(1)	These figures represent the number of years elapsed as of December 31, 2008 since the effective date of the named executive officers’ Salary Continuation Agreements. The effective date of the Salary Continuation Agreements of Messrs. Montgomery, Callicutt, Spencer and McMurray is January 1, 2004. The effective date of Mr. Strayhorn’s agreement is July 20, 2006. The effective date of Mr. Nelson’s Salary Continuation Agreement is . The number of years of the executive’s service with the Bank before the effective date of the Salary Continuation Agreement has no bearing on benefits payable under the agreement or on any other provision of the agreement.

(2)	These figures are the liability balance accrued by the Bank as of December 31, 2008 to account for the executives’ benefits under the Salary Continuation Agreements.

Salary Continuation and Endorsement Split Dollar Agreements. The Bank also entered into amended Salary Continuation Agreements and associated Endorsement Split Dollar Agreements with the executives on December 18, 2007. Also referred to as “SERPs,” the Salary Continuation Agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age – age 65 – or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by the Bank. Consistent with generally accepted accounting principles the Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the present value of the specified normal retirement benefit. If an executive’s employment terminates before age 65, instead of the specified normal retirement benefit he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive finally attains age 65. Annual SERP benefits are payable for life, and in the case of Messrs. Montgomery, Callicutt, and Spencer only the benefit increases annually by 3%. Mr. Strayhorn’s benefit amount is fixed and does not increase annually. Like the employment agreements, the SERPs also provide for a lump-sum cash benefit payable immediately after a change in control, regardless of whether the executive’s employment also terminates. For Messrs. Montgomery, Callicutt, and Spencer the lump-sum benefit would consist of cash in an amount equal to the present value of the executive’s specified normal retirement age benefit, meaning the liability accrual balance projected to exist when the executive attains age 65. In Mr. Strayhorn’s case the lump-sum benefit would be the greater of (x) the SERP liability accrual balance when the change in control occurs or (y) $600,000. Like the employment agreements, the SERPs make clear that this lump-sum change-in-control benefit is payable on no more than one occasion. If the change-in-control benefit is paid under the SERPs the executives would be entitled to no other SERP benefits, except for a potential tax gross-up benefit and potential reimbursement of their legal expenses. The excise tax gross-up benefit potentially payable under the SERPs is not in addition to the excise tax gross-up benefit potentially payable under the executives’ employment agreements. Instead it is a single benefit affirmed in two separate agreements. If a change in control occurs while the executive is receiving or is entitled at age 65 to receive retirement benefits under the SERP, the executive would instead receive an immediate lump-sum payment consisting of the liability accrual balance. The Bank has assured each executive that it will reimburse the executive’s legal expenses if his SERP is challenged after a change in control, up to $500,000. This promise is in addition to the similar legal fee reimbursement promise contained in the employment agreements.

The amended Endorsement Split Dollar Agreements associated with the SERPs assure the executives’ designated beneficiaries of a death benefit after the executive’s death, whether death occurs before or after employment termination, but if the executive is terminated for cause he would forfeit all benefits under his SERP and the associated Endorsement Split Dollar Agreement. At the executives’ death the executives’ designated beneficiaries would be entitled to (x) an amount equal to the liability accrual balance existing at the executive’s death, payable under the SERPs in a single lump 90 days after the executive’s death, and (y) under the Endorsement Split Dollar Agreements associated with the SERPs, 100% of the net death benefit payable under Bank-owned insurance policies on the executives’ lives, payable directly by the insurer to the designated beneficiary, or in Mr. Strayhorn’s case only the lesser of 100% of the net death benefit or $2 million. The term net death benefit means the total life insurance policy death proceeds minus the policy cash surrender value. The policy cash surrender value is payable in its entirety to the Bank. The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. Accordingly, the Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

Mr. McMurray’s SERP and Mr. Nelson’s SERP promise an annual normal retirement benefit payable for 15 years, $74,000 for Mr. McMurray and $53,000 for Mr. Nelson, payable in each case beginning at the age 65 normal retirement age. The annual benefit amount is fixed and does not increase annually. For early termination before age 65, instead of the specified normal retirement benefit Mr. McMurray and Mr. Nelson would receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when early termination occurs, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or because of disability. For early termination because of disability the SERP benefit is not subject to a vesting requirement, but for early termination for other reasons the early termination benefit is payable if and only if a vesting condition is satisfied. The vesting condition in Mr. McMurray’s SERP is a requirement that he shall have served with the Bank for at least ten years when early termination occurs. The vesting condition in Mr. Nelson’s SERP is a requirement that he shall have served with the Bank for at least three years when early termination occurs. Mr. Nelson’s SERP provides that after three years of continuous service he is 40% vested in the early termination benefit, becoming vested in the remaining 60% in equal 15% increments over the next four years. The vesting feature for early termination benefits would not apply, however, if a change in control occurs before early termination. The normal retirement, early termination, and disability benefits under Mr. McMurray’s and Mr. Nelson’s SERPs are payable for 15 years beginning at age 65.

If Mr. McMurray’s employment is terminated involuntarily but without cause or voluntarily because of an adverse change in employment circumstances, in either case within 24 months after a change in control, promptly after termination he will receive a lump-sum payment in cash in an amount equal to the Bank’s SERP liability accrual balance when termination occurred. If the change-in-control benefit is paid to Mr. McMurray under his SERP he would be entitled to no other SERP benefits. Mr. McMurray’s SERP does not provide for an excise tax gross-up benefit. If a change in control occurs while Mr. McMurray is receiving or is entitled at age 65 to receive annual retirement benefits under his SERP, instead of receiving annual benefits Mr. McMurray would receive an immediate lump-sum payment consisting of the liability accrual balance. The change-in-control benefit under Mr. Nelson’s SERP is essentially the same as the change-in-control benefit under Mr. McMurray’s SERP, except that Mr. Nelson’s SERP change-in-control benefit is payable for involuntary termination without cause (x) within 24 months after a change in control or (y) before the change in control occurs but after the change in control is publicly announced. Finally, the SERP provides that the Bank will reimburse Mr. McMurray and Mr. Nelson for up to $25,000 of legal expenses if their SERPs are challenged after a change in control.

Mr. McMurray’s Amended Endorsement Split Dollar Agreement assures his designated beneficiaries of a death benefit, whether death occurs before or after employment termination, but if Mr. McMurray is terminated for cause he would forfeit all benefits both under his SERP and under the associated Amended Endorsement Split Dollar Agreement. At his death Mr. McMurray’s designated beneficiaries would be entitled to (x) an amount equal to the liability accrual balance existing at Mr. McMurray’s death, payable under the SERP in a single lump within 90 days, and (y) under the Amended Endorsement Split Dollar Agreement, the lesser of 100% of the net death benefit payable under Bank-owned policies on McMurray’s life or a fixed amount that changes each year according to a schedule. For 2008 the scheduled death benefit amount was $562,754, which would have been the maximum payable to Mr. McMurray’s designated beneficiaries under the Amended Endorsement Split Dollar Agreement had Mr. McMurray’s death occurred in 2008. Mr. Nelson’s Endorsement Split Dollar Agreement provides for a death benefit of up to $250,000 payable to Mr. Nelson’s designated beneficiaries from the net death proceeds of Bank-owned policies on his life.

Profit Sharing Plan and 401(k) Plan

The Bank maintains a Profit Sharing Plan and Trust with a qualified cash or deferred feature (the “Retirement Plan”) under Section 401(k) of the Code of 1986, as amended (the “Code”). All full-time employees as of the beginning of the plan year are eligible to participate in the Retirement Plan. A participating employee may contribute, through payroll deduction, from 1% to 15% of his/her salary on a tax deferred basis subject to the requirements of Section 401(k) of the Code. The Bank has agreed to contribute to the Retirement Plan an amount equal to 100% of such payroll deductions, but no more than 6% of total compensation. The Bank can, in its discretion, make additional contributions to the Plan. Any contributions by the Bank will be fully vested in the participant if he/she has six years of service with the Bank and will be reduced by 20% for each lesser number of years.

Indebtedness of and Transactions with Management and Directors

The Bank leases its loan production office in Winston-Salem, North Carolina from 1400 Westgate Associates, LLC (“Westgate”). Director Robert A. Team, Jr. owns 100% of Westgate. Pursuant to the terms of the lease for the one facility leased by the Bank, during 2008 the Bank paid a total of $47,845 to Westgate in lease payments for the facility. The facility is subject to a two year lease between the Bank and Westgate. The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction. The transaction with Robert Team was reviewed by the disinterested Board members according to BNC’s normal practices and an affirmative determination was made that this lease transaction did not affect Mr. Team’s independence as a director of the Company.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. There are no such relationships on the BNC Board of Directors.

PERFORMANCE GRAPH

The following graph compares BNC’s cumulative stockholder return on BNC Common Stock with a NASDAQ index and with a southeastern bank index. The graph was prepared by GT Financial LC using data as of December 31, 2008.

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
BNC Bancorp	100.00	109.99	142.87	158.88	146.00	65.70
NASDAQ Composite	100.00	108.59	110.08	120.56	132.39	78.72
S&P 500	100.00	110.88	116.33	134.70	142.10	89.53
SNL Bank Index	100.00	112.06	113.59	132.87	103.25	58.91
SNL Southeast Bank Index	100.00	118.59	121.39	142.34	107.23	43.41

Source : SNL Financial LC, Charlottesville, VA © 2009	(434) 977-1600 www.snl.com

PROPOSAL 2

ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that our 2008 compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. These policies and procedures are described in detail on pages * to * of this Proxy Statement.

The ARRA provides that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the participant’s executives. Therefore, the Board of Directors is providing our shareholders with the right to cast an advisory vote on the compensation of the Company’s NEOs at the 2009 Annual Meeting of Shareholders.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our NEOs through the following resolution:

“RESOLVED, that the shareholders of BNC Bancorp approve the compensation of its Named Executive Officers named in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this Proxy Statement.”

Under the ARRA, your vote on this matter is advisory and will therefore not be binding upon the Board of Directors. However, the Compensation Committee will take the outcome of the vote into consideration when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF

THIS PROPOSAL.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the BNC Board of Directors has appointed Cherry, Bekaert & Holland, L.L.P. (“CBH”) as the independent registered public accounting firm to audit the financial statements of BNC for the fiscal year ending December 31, 2009, subject to ratification by BNC’s shareholders. Representatives of CBH are expected to attend the BNC Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees Paid to Independent Registered Public Accounting Firm

Audit Fees. Fees paid or expected to be paid to CBH for professional services rendered for audit of BNC’s annual consolidated financial statements for the years ended December 31, 2008 and 2007 amounted to $168,000 and $154,392, respectively. The Company paid CBH $6,715 in audit related fees in connection with the filings of registration Statements with the SEC. The Company paid CBH $20,000 during 2008 and $17,000 in 2007 for assurance services related to the audit of the financial statements of the 401(k) Plan. No other fees for any other services were paid to CBH during the fiscal year ended December 31, 2008.

The fees billed by CBH are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee set forth in the committee’s charter. The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2008 and 2007, one hundred percent of the total fees paid for audit, audit related and tax services were pre-approved. The Audit Committee has determined that the rendering of non-audit professional services by CBH, as identified above, is compatible with maintaining CBH’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF CBH AS INDEPENDENT AUDITOR FOR THE COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2010 Annual Meeting of Shareholders of the Company will be held in May 2010. In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than                         , 2010 and meet all other applicable requirements for inclusion in the proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2009 Annual Meeting of Shareholders of the Company. In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than                         , 2010, of his or her proposal. If the Secretary of the Company is not notified of the shareholder’s proposal by                         , 2010, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2010 Annual Meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof. If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Form 10-K of the Company for the year ended December 31, 2008, which includes financial statements audited and reported upon by the Company’s independent auditor, is being mailed as with this Proxy Statement and filed with the SEC; however it is not intended that the Form 10-K be deemed a part of this Proxy Statement or a solicitation of proxies.

By Order of the Board of Directors,

W. Swope Montgomery, Jr.

President and Chief Executive Officer

Thomasville, North Carolina

                        , 2009